HEINZ FACILITY LEASE

          This Facility Lease Agreement ("Agreement") is made and entered into this 22nd day of January, 1997 by and between Heinz USA, a Division of H.J. Heinz Company, a Pennsylvania corporation having its principal place of business at 1062 Progress Street, Pittsburgh, PA 15212 ("Heinz") and Allegheny Development Corporation, a Pennsylvania corporation having its principal place of business at Cherrington Corporate Center, 500 Cherrington Parkway, Suite 110, Coraopolis, PA 15212 ("ADC").

                              W I T N E S S E T H :

          WHEREAS, Heinz currently owns and operates an inside-the- fence energy facility that provides energy in the form of steam, electricity and compressed air to its Pittsburgh, Pennsylvania manufacturing plant; and

          WHEREAS, Heinz and ADC desire to enter in to a contractual arrangement pursuant to which ADC would (i) be granted a license to use the Real Property associated with the Energy Facility and (ii) lease certain equipment and assets associated with the Energy Facility;

          NOW, THEREFORE, in consideration of the foregoing premises and the covenants, agreements and conditions set forth herein, Heinz and ADC, intending to be legally bound hereby, agree as follows:


                                    ARTICLE I

                                   DEFINITIONS

          Unless the context otherwise requires, the following terms shall have the following meanings for the purposes of this Agreement, and shall include the plural as well as the singular form:

          "Agreement" shall have the meaning set forth in the first paragraph of this Agreement.

          "Base Rent" shall have the meaning set forth in Section 3.03 hereof.

          "Base Shift Premium" shall mean the shift premium established for each job classification covering members of the O&M Staff under the UFCW Local 325 Collective Bargaining Agreement, as in effect on the Lease Commencement Date and set forth on Exhibit D hereto.

          "Base Wage Rate" shall mean the hourly wage rates established for each job classification covering members of the O&M Staff under the UFCW Local 325 Collective Bargaining Agreement, as in effect on the Lease Commencement Date and set forth on Exhibit D hereto.

          "Business Day" shall mean any day on which commercial banks are not authorized or required to close in Pennsylvania.

          "Calendar Year" means any twelve-month period commencing on January 1 and ending the following December 31.

          "Current Capacity" means with respect to (i) electric energy, the maximum steady state full load capacity of two turbine generators (2 times 3,000kw); and (ii) compressed air, the maximum capacity of the Energy Facility's installed compressed air system (5,300 cfm) as of the Lease Commencement Date. Current Capacity with respect to steam means the maximum steady state full load capacity of the operating coal/natural gas fired boilers at the Energy Facility (operating coal/natural gas fired boilers for this purpose means boilers 1,2,3 and 4). Current Capacity for steam shall be equal to 160,000 lbs of coal fired steam per hour during the Initial Capacity Measuring Period. Should an opacity excursion occur preventing the Energy Facility from achieving 160,000 lbs of coal fired steam per hour as required herein, Current Capacity for steam shall be reduced to 150,000 lbs of coal fired steam per hour. After the conclusion of the Initial Capacity Measuring Period and for the remainder of the Term, Current Capacity for steam shall be equal to the greater of (i) 170,000 lbs of coal fired steam per hour or (ii) actual steady state full load capacity, except as required under Section 5.01(b) hereof.

          "Emergency" means any circumstance that may arise and constitute a serious hazard to the safety of, or a material interference with, the safe, economical or environmentally sound operation of the Energy Facility or the Manufacturing Facility and which requires immediate action.

          "Energy Facility" means all personal property and fixtures that are now or hereafter used in any capacity whatsoever (including, without limitation, all machinery, equipment, spare parts, tools, materials, supplies and maintenance equipment) in connection with the production of electricity, steam energy and compressed air and the delivery thereof. For the purposes of this Agreement, the Energy Facility assets shall not be deemed to include the Real Property, the Manufacturing Facility or any component thereof. Exhibit A hereto provides a list of the primary Energy Facility assets in existence on the date of this Agreement and includes a diagram of the battery limits of the Energy Facility for the purpose of defining the maintenance responsibilities of the Parties. Heinz shall retain and the Energy Facility shall not include the Retained Assets.

          "Energy Facility Improvements" means the proposed initial capital improvements, modifications and upgrades to the Energy Facility to be implemented by ADC under the terms of this Agreement, all as generally identified on Exhibit B hereto.

          "Energy Facility O&M Documentation" means Standing Orders, Operating and Emergency Procedures, CMM System and Safety and Health Accident Reduction Plan (SHARP) and other applicable Energy Facility record-keeping requirements.

          "Event of Loss" means the following events with respect to the Energy
Facility: (i) loss of all or substantially all of the Energy Facility or the use thereof due to destruction, damage beyond economical repair or rendition of the Energy Facility permanently unfit for normal use for any reason whatsoever; (ii) anything that results in an insurance settlement with respect to the Energy Facility on the basis of total loss or constructive total loss; and (iii) the condemnation or taking, or requisition of title to or use by any governmental authority, of either all or substantially all of the Energy Facility or all or such substantial portion of the Energy Facility such that the remainder is not sufficient to permit operation on a commercially feasible basis.

          "Fiscal Year" means Heinz's fiscal year ending on the Wednesday falling closest to April 30th in each year during the Term.

          "Force Majeure" shall mean, but not be limited to, acts of God, storms, war, official strikes or industrial disputes beyond the control of the parties (provided each party shall use every reasonable effort in good faith to resolve any such strike or dispute), acts of the public enemy, quarantine, epidemic, blockade, civil disturbance, riots, insurrection, fire, rules or regulations of any governmental authority having or claiming jurisdiction, compliance with which is beyond a party's reasonable control and which makes continuance of operations impossible, or any other cause beyond the reasonable control of such party, whether or not similar to the causes specified herein. An Event of Loss shall constitute Force Majeure. Inability of either party to secure funds, arrange bank loans or other financing, or to obtain credit shall not be regarded as Force Majeure.

          "Hazardous Materials" shall mean any substance or material that is regulated by any state, federal or local governmental authority having jurisdiction over the Energy Facility and Real Property, including all those materials and substances designated as hazardous or toxic by any such governmental authority . Without limiting the generality of the foregoing, the term "Hazardous Materials" shall include asbestos or asbestos containing material, polychlorinated biphenyls, all petroleum products and petroleum hydrocarbons, including, without limitation, petroleum products, used oil, waste oil and petroleum hydrocarbons that have escaped from any tanks or other storage units, whether such tanks are located above or below ground level, hazardous waste identified in accordance with Section 3001 of the Federal Resource Conservation and Recovery Act of 1976, as amended, substances defined as "hazardous substances", "toxic substances" or "hazardous waste" in the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, 42 U.S.C. Sec. 9061, et, seq.; the Hazardous Materials Transportation Act, 49 U.S.C. Sec. 1802; and the Resource Conservation and Recovery Act, 42 U.S.C. Sec. 6901 et seq., pollutants, contaminants or any other materials requiring remediation under applicable federal, state or local statutes, ordinances, regulations or policies.

          "Initial Capacity Measuring Period" means the period prior to the time that the steam capacity related Energy Facility Improvements are completed (which for the purposes of this definition shall in any event not extend beyond the last day of the eighteenth (18th) calendar month commencing after the Lease Commencement Date).

          "Lease Commencement Date" means the first Business Day after this Agreement has been executed and delivered by each of Heinz and ADC.

          "Manufacturing Facility" means all of the real, personal and intangible property now hereafter used in any capacity whatsoever in connection with the manufacturing plant that is owned and operated by Heinz and located at 1062 Progress Street, Pittsburgh, PA 15212. For the purposes of this Agreement, the Manufacturing Facility shall not be deemed to include the Energy Facility or the Real Property.

          "O&M Labor Costs" means the costs (including straight time, overtime, shift premium, training related and grievance related man-hours and employee benefits) incurred or accrued by Heinz relative to the O&M Staff during any period. Grievance related man-hours for this purpose shall not include man-hours incurred in connection with a grievance resulting from ADC's exercise of its contractual rights under Section 6.02 hereof.

          "O&M Staff" means the Heinz employees assigned to the Energy Facility as defined under Section 6.02 hereof. At no time will the O&M Staff be deemed to be employees of ADC under this Agreement.

          "Operations Commencement Date" means the first day on which ADC assumes operational control of the Energy Facility immediately following the end of the Phase-In- Period.

          "Party" means Heinz or ADC, severally, and "Parties" means Heinz and ADC, collectively.

          "Phase-In-Period" means the thirty (30) day period commencing on the Lease Commencement Date and ending on the Operations Commencement Date as more fully described under Section 6.01 hereof.

          "Real Property" shall mean the real property housing the Energy Facility but shall not include the Energy Facility. Building systems, piping, fixtures or property of any nature whatsoever that is not used in connection with the production of electricity, steam energy and compressed air and the delivery thereof (e.g., building fire protection) shall constitute Real Property for the purposes of this Agreement.

          "Retained Assets" means certain personal property listed on Exhibit A-1 hereto that is used in connection with the production of electricity, steam energy and compressed air and the delivery thereof, but that is also used in some capacity at the Manufacturing Facility.

          "ROI" shall mean return on investment derived by dividing (i) cumulative operating income over the Term to date by (ii) the sum to date of ADC's year-end investment balances. For this purpose, the terms: (x) "operating income" shall mean income generated by the operation of the Energy Facility before income taxes and interest expense on capital improvements and (y) "year-end investment balances" shall equal the sum of the following capital items: (1) Energy Facility Improvements and any further or additional capital improvements, upgrades, overhauls or replacements made by ADC under Section 5.01(b) hereof; (2) the cost of major overhauls and equipment replacements made by ADC under Section 6.04 hereof; (3) the cost of capital improvements made by ADC under Section 7.02; and (4) the initial rent payment made by ADC under
Section 3.02 hereof. The calculation period contemplated herein will commence on the first day of the first calendar month following the Lease Commencement Date.

          "Regulatory Requirements" shall have the meaning set forth in Section
7.02 hereof.

          "Stipulated Loss Value" means for any rent payment date specified under Section 3.03 hereof, the amount stated for each month during the Term on Exhibit F hereto.

          "Term" shall have the meaning set forth in Section 3.01 hereof. The Term shall be deemed to include any Renewal Term as defined in Section 12.01.

          "UFCW Local 325" means the United Food and Commercial Workers Union Local 325.


                                   ARTICLE II

               REAL PROPERTY LICENSE/LEASE OF THE ENERGY FACILITY

          2.01 License Grant. Subject to the terms and conditions of this Agreement, and for the purposes of enabling ADC to take possession of and use the Energy Facility as contemplated herein, Heinz grants to ADC, for the Term, a non-exclusive, non- transferable, royalty-free license to enter upon and use the Real Property and the Retained Assets. In addition to the foregoing license, ADC shall be granted such licenses, rights of way or leases of Heinz-owned land or property associated with the Manufacturing Facility as are necessary for the (i) operation and maintenance of the Energy Facility; (ii) construction of the Energy Facility Improvements; and (iii) construction of the steam export pipeline in accordance with Article XIV hereof. Without limiting the generality of the foregoing, ADC is hereby granted (i) a right to access the Energy Facility through Gate No. 8 and Canal Street and (ii) a license to use the truck scales located on River Road in connection with coal deliveries and ash removal. The parties shall from time to time agree upon the extent and duration of such licenses, rights of way or leases in order to minimize any disruption of the operation of the Manufacturing Facility. Such licenses shall be subject to the security, safety and confidentiality rules and regulations, and other reasonable restrictions, generally applicable to visitors to the Manufacturing Facility. Heinz shall have no obligation to replace any Retained Assets; however, to the extent Heinz does replace Retained Assets, the same shall be subject to the licenses granted by this Section 2.01.

          2.02 Energy Facility Lease. Effective as of the Lease Commencement Date, Heinz hereby leases to ADC, and ADC hereby leases from Heinz, the Energy Facility and any and all improvements or additions to the Energy Facility after the Lease Commencement Date for the duration of the Term.

                                   ARTICLE III

                                  TERM AND RENT

          3.01 Term. Except as otherwise provided herein, the term of this Agreement (the "Term") shall commence on the Lease Commencement Date and shall terminate on the 15th anniversary of the Lease Commencement Date.

          3.02 Initial Rent Payable for the Lease of Energy Facility. On the date of execution of this Agreement, ADC shall pay to Heinz $1,000,000 in immediately available funds as an initial rent payment associated with the lease of the Energy Facility hereunder.

          3.03 Base Rent Payable for Lease of Energy Facility. Commencing on the first day of the first calendar month following the Lease Commencement Date and thereafter on the first day of each calendar month during the Term, ADC shall pay to Heinz, in arrears, base rent for the previous month for the Energy Facility in an amount equal to $70,922.44 (the "Base Rent"). The Base Rent shall be paid within twenty (20) days after the last day of each full calendar month during the Term.

          3.04 Contingent Rent/Benchmark ROI. If, upon termination of this Agreement, ADC's cumulative ROI over the Term has exceeded 18.8% (the "Benchmark ROI"), ADC shall pay to Heinz a contingent rent payment (the "Contingent Rent Payment") equal to fifty (50%) percent of the amount by which the ROI received by ADC over the Term exceeded the Benchmark ROI. The Contingent Rent Payment shall be paid to Heinz in immediately available funds within thirty (30) days following the end of the Term.

          3.05 Taxes. ADC shall pay all taxes and assessments of any nature whatsoever levied on the Energy Facility and all improvements made to the Energy Facility.

          3.06 Utilities and Services. Heinz shall be responsible for and pay all charges related to (i) city water; (ii) well water; (iii) sewage; (iv) electrical energy; and (v) steam associated with the production of energy for the Manufacturing Facility. ADC shall be responsible for and pay all charges related to (i) city water; (ii) well water; (iii) sewage; (iv) electrical energy; and (v) steam associated with the production of energy for all other purposes. The then current utilities and services rates payable by Heinz for water will apply in calculating the payment amount.

                                   ARTICLE IV

                                       USE

          4.01 Use. At all times during the Term, ADC shall permit the Energy Facility and each component part thereof to be used only for the purposes for which it was designed and intended and in accordance with the terms of this Agreement. ADC will operate and maintain or cause the Energy Facility to be operated and maintained in accordance with:

          (i) such written operating standards as shall be required to enforce warranty claims for any material parts or equipment associated with the Energy Facility;

          (ii) the terms and conditions of all insurance policies (whether maintained by Heinz or ADC) in effect at any time with respect to the Energy Facility or any component part thereof;

          (iii) all applicable requirements of law and any governmental body having jurisdiction;

          (iv) Energy Facility O&M Documentation (as defined in Section 6.01(b)(i), (c) and (d) hereof);

          (v) the same operating and maintenance practices as companies of established reputation operating similar energy facilities observe in operating such facilities;

          (vi) ADC shall not, without prior written approval of Heinz, bring any Hazardous Materials (excluding any materials customarily used in the operation of the Energy Facility, in the quantities required for such use) into the Manufacturing Facility, the Real Property or the Energy Facility, and shall not install in the Energy Facility any tanks (underground or otherwise) containing Hazardous Materials; and

          (vii) the actions of ADC and its contractors shall conform to the security, safety and confidentiality rules and regulations, and other reasonable restrictions, generally applicable to visitors to the Manufacturing Facility.

                                    ARTICLE V

                              CAPITAL IMPROVEMENTS

          5.01 Upgrade and Modernization of the Energy Facility.

          (a) ADC shall supply the capital, project management and technical support services necessary to implement certain capital improvements, modifications and upgrades to the Energy Facility (the "Energy Facility Improvements"). It is currently proposed that (i) the Energy Facility Improvements shall consist of the improvements set forth on Exhibit B hereto, with the understanding that the Parties can mutually agree to such changes as they deem appropriate or advisable and (ii) the capital investment in the Energy Facility Improvements shall not be less than $2,500,000. If steam export is undertaken under Article XIV hereof, it is contemplated that certain additional Export Improvements set forth on Exhibit B-1 hereto will be implemented by ADC. The total amount to be spent on the Energy Facility Improvements will depend on factors such as final operating criteria (including export), detailed equipment and material assessments and final design. The Energy Facility Improvements are expected to be completed and fully operational within approximately eighteen
(18) months after the Operations Commencement Date, but in no event more than twenty-four (24) months thereafter (except with respect to components (such as boiler grates) scheduled for replacement whose useful life will continue beyond such 24 month period). ADC shall be responsible for taking, or causing to be taken by independent contractors to be retained by ADC, all actions necessary to complete the Energy Facility Improvements in a good, workmanlike and expeditious manner. Without limiting the generality of the foregoing, it is understood that material capital purchases shall be subject to competitive bids with the exception of certain vendor guaranteed technologies (such as micronized coal). ADC, in its sole and absolute discretion, shall contract for engineering services required in connection with the design of the Energy Facility Improvements. Engineering services shall not exceed 10% of the cost of project capital unless otherwise agreed by the parties. When possible, ADC shall invite union contractors to participate in any bidding process.

          (b) As soon as practicable after the completion of the steam capacity related Energy Facility Improvements but not later than the conclusion of the Initial Capacity Measuring Period, ADC, with the prior approval and in the presence of a Heinz representative, shall conduct steady state boiler testing to measure the Current Capacity of steam produced at the Energy Facility. If such testing indicates that Current Capacity is less than 180,000 lbs of coal fired steam per hour (the "Target Steam Capacity"), ADC shall make such capital improvements, upgrades, overhauls, modifications or replacements at the Energy Facility as ADC deems to be necessary or appropriate in order to meet the Target Steam Capacity, provided, however, that under no circumstance shall ADC be required to invest more than $500,000 (in addition to the $2,500,000 capital investment in Energy Facility Improvements contemplated under Section 5.01(a)) in such endeavor. ADC shall use best efforts to complete the steam capacity related Energy Facility Improvements prior to December 31, 1997.

          (c) ADC shall make any further or additional capital improvements, upgrades, overhauls, modifications or replacements at the Energy Facility as are necessary from time to time to: (i) maintain Current Capacity; (ii) operate the Energy Facility in accordance with Regulatory Requirements (subject to Section
7.05 hereof); and (iii) maintain the reliable and efficient operation of the Energy Facility.

          (d) Any alterations, upgrades, modifications, additions or improvements made to the Energy Facility by or on behalf of ADC, whether identified on Exhibit B or otherwise, shall be built or made strictly in accordance with the following terms and conditions:

          (i) before the commencement of such work, preliminary and final detailed plans and specifications shall be submitted to and subject to the approval of Heinz;

          (ii) such work shall be done subject to and in accordance with the requirements of law and applicable regulations of all governmental departments or authorities having jurisdiction thereover;

          (iii) such work shall be performed in a skilled workmanlike manner and in accordance with the plans and specifications reviewed by Heinz and by contractors reasonably satisfactory to Heinz; and

          (iv) such work shall conform to the then current General Conditions of Heinz for contractors and subcontractors; set forth on Exhibit E hereto is a copy of the General Conditions in effect on the date hereof.


          (e) ADC shall cause each contractor with whom it contracts to execute and file in the Office of the Prothonotary of the Court of Common Pleas of Allegheny County, a waiver of the right to file a mechanic's lien which shall be effective against claims by contractor and all subcontractors, materialmen, workmen arising out of any work done by ADC or by ADC' contractors or subcontractors. If any such liens shall arise, ADC shall promptly cause such liens to be removed. ADC will indemnify, hold harmless, and defend Heinz from any and all claims, liens, or charges of any nature whatsoever arising out of any work done by ADC or ADC's contractors or subcontractors.

          (f) Heinz may direct ADC to implement, at Heinz's expense, improvements to increase Current Capacity.

                                   ARTICLE VI

                              GENERAL OPERATING AND
                          MAINTENANCE RESPONSIBILITIES

          6.01 Phase-In-Period.

          (a) In order to ensure a professional and orderly transition in operating responsibility at the Energy Facility, the parties have agreed to establish a thirty (30) day phase-in period (the "Phase-In-Period"), which shall begin to run on the Lease Commencement Date and end on the Operations Commencement Date. During this period ADC personnel (including, without limitation, the Energy Facility Supervisor referenced under Section 6.02(a) below) will work with the Heinz staff in order to become familiar with current Energy Facility operations and develop the operating procedures, quality control, safety and business management systems that will control and direct the operation of the Energy Facility after the Operations Commencement Date. Without limiting the generality of the foregoing, Heinz shall be in control of and responsible for the day-to-day operation of the Energy Facility at all times prior to the Operations Commencement Date.

          (b) Prior to the end of the Phase-In-Period, ADC shall complete the following for review and approval by Heinz:

          (i) become familiar with all significant abnormal conditions existing in the Energy Facility and prepare Standing Orders for operators and maintenance personnel regarding these abnormal conditions. The purpose of these Standing Orders is to ensure that plant personnel are aware of, on a day to day basis, these conditions and the operating and maintenance protocols required until these conditions are corrected. Standing Orders shall be continually updated as additional significant abnormal conditions are identified. Once an abnormal condition is corrected, the related Standing Order shall be deleted.

          (ii) identify and describe Energy Facility record keeping requirements.

          (iii) establish an Employee Training Plan ("ETP") and a Safety and Health Accident Reduction Plan ("SHARP"). ETP shall include an annual review and employee demonstration of complete understanding of Energy Facility O&M Documentation and safety requirements. ADC shall maintain a matrix of O&M Staff training status by O&M Staff employee. As a minimum, the matrix shall include the status of O&M Staff Energy Facility O&M Documentation training by area (e.g., boiler operation ) by O&M Staff employee.

          (iv) identify all Energy Facility operating routines requiring documented procedures.

          (v) identify all known Energy Facility emergency conditions requiring documented procedures.

          (c) Because the development and maintenance of Energy Facility O&M Documentation is considered significant to the efficient operation of the Energy Facility, within three months following the Operations Commencement Date, ADC shall:

          A.

          B.

          (i) develop and implement an Energy Facility O&M Documentation control system. All Energy Facility O&M Documentation shall be professionally formatted, neatly typed, identified by a reference number, recorded on a master reference listing, properly maintained and available to Heinz for review during the Term.

          C.

          (i) complete written basic Operating Procedures for the operating routines identified in (b)(iv) above.

          (ii) complete written Emergency Procedures for the emergency conditions identified in (b)(v) above. These procedures shall include the identification of personnel at both ADC and Heinz who should be notified.

          (iii) complete a CMM System implementation plan.

          (iv) submit the above plans and procedures to Heinz for review and approval prior to implementation.

          (d) Within six months following the Operations Commencement Date, ADC shall develop written procedures for all Energy Facility alarms. These procedures shall include a condition (set-point) description, a level of urgency, and a bullet-point summary of appropriate operator actions, and shall be submitted to Heinz for review and approval prior to implementation.

          6.02 Staffing.

          (a) Prior to the Operations Commencement Date, ADC shall assign and dedicate to the Energy Facility, on a full time basis, a qualified individual employed by ADC or an affiliate of ADC with appropriate training, experience and interpersonal skills who shall fill the position of Energy Facility Supervisor. Unless (i) required under Section 6.02(g) hereof or (ii) otherwise requested by Heinz, all other members of the operating and maintenance staff associated with the Energy Facility during the Term (the "O&M Staff") shall be (i) employees of Heinz that are leased to ADC under the terms of this Section 6.02 and (ii) represented by the UFCW Local 325. During the absence (e.g., vacations) of the Energy Facility Supervisor, ADC shall provide coverage, either at the Energy Facility, or on call from its Pittsburgh office, by a senior energy engineer.

          (b) During the 3-month period immediately following the Operations Commencement Date, ADC shall prepare an assessment of the staffing at the Energy Facility, which shall include an evaluation of the manpower and skill sets required in connection with the efficient operation of the Energy Facility. Through the Term of this Agreement, if ADC proposes changes in skill requirements, ADC shall prepare relevant job descriptions and implement staffing changes in accordance with the then effective Collective Bargaining Agreement. ADC shall coordinate with Heinz's Human Resources Department in these matters.

          (c) At the commencement of each subsequent Calendar Year during the Term, ADC shall determine the number and composition of the O&M Staff required in order to optimize the efficiency of the Energy Facility. In connection with this assessment, the parties shall establish a budget covering costs (including, base salary, overtime and employee benefits) expected to be incurred or accrued relative to the O&M Staff during the Fiscal Year. At ADC's request, the parties may review any annual assessment on a quarterly basis and make such adjustments to the number and composition of the O&M Staff as ADC deems necessary or desirable.

          (d) In accordance with good supervisory practices, ADC shall document employee performance problems and, if necessary, ensure that employee discipline is appropriately administered. The administration of employee performance problems shall be conducted in accordance with the then effective Collective Bargaining Agreement. ADC shall coordinate with Heinz's Human Resources Department in these matters.

          (e) For each full or partial month beginning with the first day of the first calendar month following the Lease Commencement Date, ADC shall pay to Heinz an amount determined by:

          A.

          (i) applying the following formula to each O&M Staff employee:
     (straight-time man-hours worked+ premium-time man-hours worked) x the applicable Base Wage Rate + (shift hours worked x the applicable Base Shift Premium)

          (ii) totaling the sums derived for each O&M Staff employee;

          (iii) multiplying the total by one (1) plus the Base Burden Rate of 58%; and

          (iv) Adding the costs associated with grievance related man-hours and applicable benefits incurred in connection with grievances as contemplated under the definition of "O&M Labor Costs" (see Article I hereof).

          On or before the 15th day of each calendar month, Heinz shall submit to ADC an invoice for O&M Labor Costs for the preceding month itemizing for each member of the O&M Staff each category of O&M Labor Costs and the Base Wage Rate or Base Shift Premium applicable thereto. Such invoice shall be due and payable by ADC within twenty (20) days after receipt by ADC. If the aggregate O&M Labor Costs calculated utilizing the methodology set forth above during any Heinz Fiscal Year exceed $936,000 (the "Base Labor Cost"), ADC shall pay to Heinz an additional amount equal to the excess of the O&M Labor Costs over the Base Labor Cost within 30 days after the end of the Fiscal Year.

          (f) ADC shall review and approve daily records of the O& M Staff to verify hours worked in support of the Energy Facility.

          (g) Without limiting the generality of the foregoing, in the event that Heinz is unable to supply ADC with a sufficient number of qualified operators (as determined in Section 6.02(c)) to maintain the safe and efficient operation of the Energy Facility, ADC shall have the right to temporarily staff the Energy Facility with non-Heinz employees. This right is conditional upon ADC having (i) fully attempted to arrange for qualified operators in accordance with the then effective Collective Bargaining Agreement and (ii) provided thirty (30) days prior notice of deficiency to Heinz. The requirement for thirty (30) day prior notice of the deficiency shall not be required in the event of a labor strike at the Manufacturing Facility. ADC shall coordinate with Heinz's Human Resources Department in these matters.

          (h) Each Party hereby agrees to protect, defend, indemnify and hold harmless the other Party from and against any claim or liability for compensation under the Workman's Compensation Act arising out of injuries sustained by any employees of the other Party. Provided, however, that in the event an injury or occupational sickness occurs with respect to an O&M Staff employee, Heinz shall be responsible for any claim or liability for compensation therefor under the Workman's Compensation Act. Provided further, however, that in the event an injury or occupational sickness occurs with respect to an O&M Staff employee acting, pursuant to instructions from ADC, not in accordance with the ETP and SHARP procedures instituted by ADC, ADC shall be responsible for any claim or liability for compensation therefor under the Workman's Compensation Act.

          (i) All members of the O&M Staff shall be provided with the opportunity to participate in any training programs offered by Heinz to its employees during the Term.

          (j) ADC shall perform all acts under this Article VI in accordance with the then current Heinz Collective Bargaining Agreement with its employees.

          (k) Without limiting the generality of Article VI hereof, ADC shall indemnify, defend, and hold harmless Heinz and its officers, directors, and employees as indemnitees from and against any and all losses, liabilities, damages, demands, claims, actions, judgments, or causes of action, assessments, costs, and expenses (including, without limitation, interests, penalties, and reasonable attorneys' and accountants' fees) asserted against, resulting to, imposed upon, or incurred or suffered by any such indemnitee as a result of, based upon, or arising from, any claim by any member of the O&M Staff of employment discrimination, retaliation, or wrongful termination suffered as a proximate result of any action or direction of ADC or its employees. Heinz shall make available to ADC the internal resources it provides to its affiliates in defending any claims or actions by Heinz employees alleging employment discrimination, retaliation, or wrongful discharge. The provisions of Article XIII shall control the defense of any action contemplated under this Section 6.02(k), provided, however, that Heinz shall not be entitled to settle any claim, suit, demand or proceeding contemplated under this Section 6.02(k) without the prior written consent of ADC, which shall not be unreasonably withheld.

          6.03 Operating Responsibility.

          (a) Effective on the Operations Commencement Date, ADC shall assume control of and be responsible for the day-to-day operation of the Energy Facility. In this capacity, ADC shall supervise and direct the activities of the O&M Staff so as to operate and maintain the Energy Facility in compliance with all applicable laws, ordinances, rules, regulations and permit conditions, as well as all standards set forth in this Agreement and in a manner consistent with industry standards.

          (b) At the beginning of each Calendar Year during the Term, ADC shall prepare and submit to Heinz for its review and approval an ETP and a SHARP (as each such term is defined in Section 6.01(b)(iii) hereof).

          (c) ADC shall be responsible for the monitoring of Energy Facility O&M Documentation to ensure such is in accordance with accepted operating and maintenance practices followed by companies of established reputation in its industry. Amendments to Energy Facility O&M Documentation shall be issued in the form of a bulletin. Each bulletin shall be reviewed and initialed by all O&M Staff and forwarded to Heinz for review. Within thirty (30) days, the amendments contemplated by the bulletin shall be incorporated into all copies of related Energy Facility O&M Documentation.

          6.04 Maintenance and Repair Responsibility.

          (a) ADC shall be responsible for the care, custody and control of all Energy Facility equipment/plant systems, including but not limited to pressure vessel inspections, housekeeping and the maintenance of a computerized maintenance management system ("CMM System"). ADC shall be responsible for managing and completing all periodic, routine/preventive maintenance and inspections and all major overhauls and equipment replacements; all such activities shall be conducted at ADC's expense unless a provision of this Agreement expressly provides to the contrary.

          (i) Periodic, Routine/Preventive Maintenance and Inspection. ADC shall take, or cause to be taken, such actions as are required to keep and maintain the Energy Facility, and the component parts thereof, in good working order and repair, subject to ordinary wear and tear, in accordance with the standards set forth in subsections (i) through (v) of Article IV. In connection with these activities, the O&M Staff shall be expected to utilize spare parts, tools and supplies in existence and associated with the Energy Facility on or after the Lease Commencement Date. ADC shall be responsible for purchasing at ADC's cost the materials and any additional spare parts, tools or supplies required to perform its obligations under this Section 6.04(a)(i).

          (ii) Major Overhauls/Equipment Replacements. Major overhauls and equipment replacements required from time to time during the Term will be scheduled, managed and documented by ADC.

          (iii) CMM System. Within the first year following the Operations Commencement Date, ADC shall implement the CMM System for scheduling and record keeping activities associated with the maintenance responsibilities under this Section 6.04, which, at a minimum, will automate the following functions: (1) work order generation and tracking; (2) preventive maintenance scheduling and record keeping; (3) corrective maintenance scheduling and record keeping; (4) instrument calibration; (5) spare parts inventory and control; and (6) vendor and equipment lists. The CMM System may be a new system or an enhancement/upgrade as provided by ADC to the existing system.

          (b) Without limiting the generality of the foregoing, ADC shall conduct boiler maintenance and routine turbine maintenance on a rotating basis. ADC shall coordinate its maintenance activities with the Manufacturing Facility production schedule.

          (c) If at any time Heinz has reason to believe that inadequate care, custody, control, operation or maintenance of the Energy Facility may exist due to a breach by ADC of its obligations under this Agreement, in addition to any other remedies available to Heinz in law or equity, Heinz may arrange for an assessment of the overall or equipment specific condition and repair of the Energy Facility to be conducted by a firm or person selected by the Parties who customarily makes such evaluations and is independent of each of Heinz and ADC (the "O&M Consultant"). At the conclusion of such evaluation, the O&M Consultant shall deliver to each of Heinz and ADC a written report setting forth the results of his or its investigation and assessment. The parties may agree to amend the O&M Consultant's recommendations. ADC shall correct any deficiencies identified in current operations, maintenance and repair procedures or practices and shall use best efforts to do so within thirty (30) days. Each of Heinz and ADC will be responsible for 50% of all professional fees and expenses of the O&M Consultant (the "Assessment Costs and Expenses") . In no event shall Assessment Costs & Expenses associated with any assessment exceed $10,000 (as adjusted during the term for inflation based upon the Consumer Price Index).

          (d) Heinz shall be solely and absolutely responsible for all normal and periodic maintenance, repair and upgrade of the Real Property. Repairs to the Real Property which are necessary due to the activities of ADC shall be the responsibility of ADC.

          (e) Costs and expenses associated with equipment malfunction, breakdown or replacement incurred as a direct result of sabotage or reckless or willful disregard by members of the O&M Staff of written or verbal directives of ADC management shall constitute an event triggering Heinz's indemnification obligations under Section 13.01.

          (f) ADC shall comply with all recommendations of any qualified boiler and machinery inspection firm that Heinz has retained to inspect such boilers and machinery periodically, unless Heinz agrees in writing that ADC is not required to comply with a particular recommendation with which ADC disagrees. Any such agreement by Heinz shall not otherwise affect ADC's obligations concerning maintenance of the Energy Facility set forth in this Agreement.

          6.05 Manufacturing Facility Maintenance Schedule. Heinz, in its sole and absolute discretion, shall schedule downtime associated with routine maintenance of the Manufacturing Facility. Where possible, Heinz shall give ADC five (5) days' prior written notice of any scheduled downtime that is expected to materially affect the Energy Facility. Heinz agrees to use all reasonable efforts to coordinate with ADC so that scheduled downtime for the Manufacturing Facility and maintenance activities for the Energy Facility can be made to coincide with each other to the maximum extent possible. In the event that routine maintenance of the Manufacturing Facility requires the isolation of steam, electricity, water or compressed air, ADC shall assist Heinz in coordinating of such.

          6.06 Certain Stand-By Equipment Awaiting Repair. The Parties acknowledge that certain stand-by equipment that is intended to be included as part of the Energy Facility is in need of repair or replacement. Heinz (itself or through its contractor) shall repair or replace such equipment at its sole cost. If the foregoing can be accomplished prior to the Lease Commencement Date and the repair or replacement is capitalized by Heinz, the equipment shall be itemized on Exhibit A hereto. Equipment (i) not repaired or replaced prior to the Lease Commencement Date or (ii) repaired or replaced prior to the Lease Commencement Date, but not reflected on Exhibit A, shall be identified on Exhibit A-2 hereto and delivered to ADC for installation as soon as practicable after its repair or replacement. Upon delivery, Exhibit A shall be amended to include a reference to such equipment.

          6.07 Entry. Heinz shall have the right to enter onto the Energy Facility from time to time to inspect the Energy Facility for compliance with this Agreement provided such entry and inspection does not interfere with the ordinary operations of the Energy Facility. Heinz may in connection with such inspection take environmental samples from the Energy Facility. Heinz shall notify ADC of such entry and inspection at the time the same commences, or if such entry and inspection occurs after 5:00 p.m., shall notify the Energy Facility Supervisor by 9:00 a.m. the following day.

                                   ARTICLE VII

                        PERMITS AND REGULATORY COMPLIANCE

          7.01 Permits to be held by Heinz. Heinz shall hold, and be responsible for the maintenance of, all of the governmental permits, approvals, certifications and authorizations listed on Exhibit C hereto, as the same may be modified from time to time and all governmental permits, approvals, certifications, and authorizations that come into effect during the term of this Agreement as the same may be modified from time to time (the "Heinz Permits"). Commencing immediately upon the Lease Commencement Date, Heinz shall use all reasonable efforts to obtain and maintain any and all permits necessary for the construction of the Energy Facility Improvements and the ongoing operation of the Energy Facility as contemplated by this Agreement. ADC shall be responsible for all costs associated with obtaining and maintaining any and all permits necessary for (i) the construction and continued operation of the Energy Facility Improvements or (ii) the export of steam. ADC agrees to cooperate fully with Heinz in its efforts to obtain and maintain the Heinz Permits, and may, at Heinz's option and expense, except as provided in the immediately preceding sentence, participate in any applications or proceedings necessary therefor. Heinz shall have the exclusive right to negotiate the terms and conditions of any Heinz Permit and shall have sole discretion regarding regulatory decisions or appeals during any permitting process.

          7.02 Regulatory Compliance. Subject to Section 7.05 hereof, ADC shall operate and maintain the Energy Facility so as to be in compliance with all (i) legal and regulatory requirements and (ii) the Heinz Permits as the same may be modified from time to time (collectively, the "Regulatory Requirements"). ADC shall pay all costs for and implement any capital improvements, upgrades, overhauls, modifications, replacements or permits required in order to achieve compliance with Regulatory Requirements in effect as of the Lease Commencement Date or arising after the Lease Commencement Date that become applicable solely as a result of (i) the implementation of the Energy Facility Improvements or
(ii) the export of steam by ADC. Where changes in Regulatory Requirements (or in the regulatory agency methodology used to determine compliance) which become applicable after the Lease Commencement Date, regardless of the implementation of (A) the Energy Facility Improvements or (B) the export of steam by ADC, require action to achieve compliance, Heinz, at its option, shall (i) implement any capital improvements, upgrades, overhauls, modifications or replacements required in order to achieve compliance with such changes or (ii) direct ADC (itself or through subcontractors to be retained by ADC) to do so.

          7.03 Compliance Testing. With the exception of compliance testing required in connection with interim compliance matters under Section 7.05, ADC shall be responsible for and perform at ADC's expense all compliance testing required in connection with the Heinz Permits. Heinz shall cooperate with ADC so as to facilitate such compliance testing.

          7.04 Transfer to ADC. Upon any transfer of title to the Energy Facility to ADC under this Agreement, then ADC may request in writing, and Heinz shall to the extent permitted by law, use its reasonable efforts to effect a transfer to ADC of each of the Heinz Permits as are necessary to operate the Energy Facility. ADC shall assume all liabilities under the transferred Heinz Permits arising subsequent to the time of transfer. All costs to transfer or re-permit the Energy Facility related Heinz Permits to ADC shall be the responsibility of ADC.

          7.05 Interim Compliance Matters. Heinz shall be responsible for and pay all costs associated with (i) increased operation and maintenance costs and expenses mutually determined by the parties incurred in connection with attempts to remediate noncompliance , if any , with Regulatory Requirements concerning air quality and emissions existing on the Lease Commencement Date and continuing until the Energy Facility Improvements are completed (including, without limitation, costs associated with cleaning and refurbishing multiclones, emissions testing and co-firing the Energy Facility with natural gas) and (ii) fines or other penalties imposed by regulatory authorities as a result of such noncompliance. Costs associated with subsection (i) above shall be recovered by ADC through an off-set to the Base Rent payable by ADC under Section 3.03. Regulatory fines and penalties imposed upon Heinz or ADC shall be paid by Heinz by the date on which the payment is due. Notwithstanding the foregoing, Heinz may, if it has a good faith basis, contest or appeal any such fine or penalty and shall not be obligated to pay such fines or penalties until such contests or appeals are exhausted. This Section shall terminate and be void and of no effect if Heinz receives confirmation from appropriate regulatory authorities that is reasonably acceptable to ADC that air emissions compliance tests conducted by Heinz during the final weeks of December 1996 demonstrate that the Energy Facility is in compliance with current air emissions standards.

          7.06 Notices-Environmental. ADC shall immediately notify Heinz of any release or threatened release of any Hazardous Material from the Energy Facility or boiler stacks (i) onto the Real Property, (ii) onto the Manufacturing Facility, (iii) off the premises of Heinz or (iv) into the environment, regardless of whether such release is reportable under regulatory law. ADC shall also immediately notify Heinz of any stack emissions exceeding Regulatory Requirements. Where notification to a regulatory agency is required, ADC shall complete such actions, including without limitation the completion of written reports, investigations or communications under the supervision of Heinz and at the expense of ADC.

          7.07 Reports. ADC shall submit to Heinz any and all information and data required for the preparation and submission by Heinz of regulatory reports regarding the Energy Facility or its operations. Such information and data shall be submitted on a timely basis to permit submission of such reports by Heinz within the timeframes required by applicable law.

          7.08 Communications. ADC shall immediately notify Heinz about any and all substantive communications with a regulatory agency or third party regarding regulatory matters, or communications that may cause communication with a regulatory agency or third party regarding regulatory matters. During any period in which Heinz maintains the Permits and where possible, ADC shall obtain the approval of Heinz prior to entering into such communications.

          7.09 Investigations and Inspections. ADC shall notify Heinz of any and all regulatory investigations or inspections. Such notice shall define the scope of the investigation or inspection and identify all potential involved parties. Heinz approval shall be necessary before commencing any part of such investigation or inspection. Heinz shall have the right to inspect the Energy Facility or Real Property at any time for regulatory compliance. Heinz's right to inspect shall be subject to the notice and non-interference provisions set forth in Section 6.07.

          7.10 Cleanup, Fines or Penalties. Where (A) the release of any Hazardous Material from the Energy Facility or boiler stacks (i) onto the Real Property, (ii) onto the Manufacturing Facility, (iii) off the premises of Heinz or (iv) into the environment, or (B) any violation of Regulatory Requirements, requires (a) investigation or cleanup or (b) results in a fine or penalty, ADC shall be responsible for any and all costs, expenses, fines or penalties; provided, however, that Heinz shall be responsible for any costs, expenses, fines or penalties resulting from such a release or violation of Regulatory Requirements caused by Heinz personnel (other than the O&M Staff). ADC and Heinz shall agree upon the appropriate cleanup standard. Where the parties cannot reach agreement, they shall select a firm or person who customarily makes such evaluations and is independent of each of Heinz and ADC to determine the appropriate cleanup standard. Such determination shall be binding on the parties. The evaluation and determination of the appropriate cleanup standard shall be considered a cost of the cleanup.

          7.11 Health and Safety-Notices. ADC shall immediately notify Heinz of any O&M Staff employee injury or occupational sickness, or any employee injury within the Energy Facility or Real Property. Where notification to a regulatory agency is required, ADC shall complete such actions, including without limitation the completion of written reports, investigations or communications that would normally be the responsibility of the Energy Facility Supervisor, under the supervision of Heinz and at the expense of ADC.

          7.12 Waste Disposal. ADC shall have title to all solid waste that the Energy Facility generates during the Term. All shipping documents and regulatory reports regarding such solid waste shall identify ADC as the generator of such waste. ADC shall, at the option of Heinz, either file, or cooperate with Heinz in the filing of, any regulatory reports regarding such waste.

                                  ARTICLE VIII

                         REPRESENTATIONS AND WARRANTIES

          8.01 Representations and Warranties of Heinz. Heinz represents and warrants to ADC that the following statements are true and correct as of the date hereof and covenants that they shall be true as of the Lease Commencement
Date:

          (i) Heinz is a division of a corporation duly organized, validly existing and in good standing under the laws of the Commonwealth of Pennsylvania, and has all requisite corporate power and authority to own and operate its properties and to carry on its business as now conducted and as proposed to be conducted, and enter into and carry out the terms of this Agreement.

          (ii) The execution, delivery and performance by Heinz of this Agreement have been duly authorized by all necessary corporate action on the part of Heinz, and none of such execution, delivery or performance shall violate any law, governmental rule, regulation or order binding on Heinz or the articles of incorporation of by-laws of Heinz or contravene the provisions of, or constitute a default under any mortgage, loan agreement, deed of trust, or other agreement or contract to which Heinz is a party by which it or its properties may be bound.

          (iii) This Agreement has been duly executed and delivered by the duly authorized officers of Heinz and constitutes the valid and legally binding obligation of Heinz.

          (iv) No consent, approval or authorization of, or declaration or filing with, any governmental authority on the part of Heinz is required as a condition to the valid execution, delivery or performance of this Agreement by Heinz.

          (v) There is not outstanding and in effect any option to purchase, or right of first refusal, or any lease or option to enter into any lease, any mortgage or security agreement, or any other obligation granting any license, easement or other right with respect to the Real Property or the Energy Facility, which would preclude or restrict, diminish or otherwise impair the exercise or enjoyment of ADC's rights under this Agreement.

          8.02 Representations and Warranties of ADC. ADC represents and warrants to Heinz that the following statements are true and correct as of the date hereof and covenants that they shall be true as of the Lease Commencement
Date:

          (i) ADC is a corporation duly organized, validly existing and in good standing under the laws of the Commonwealth of Pennsylvania and has all requisite corporate power and authority to own and operate its properties and to carry on its business as now conducted and as proposed to be conducted and enter into and carry out the terms of this Agreement.

          (ii) The execution, delivery and performance by ADC of this Agreement have been duly authorized by all necessary corporate action on the part of ADC, and none of such execution, delivery or performance shall violate any law, governmental rule, regulation or order binding on ADC or the articles of incorporation of by-laws of ADC or contravene the provisions of, or constitute a default under any mortgage, loan agreement, deed of trust, or other agreement or contract to which ADC is a party by which it or its properties may be bound.

          (iii) This Agreement has been duly executed and delivered by the duly authorized officers of ADC and constitutes the valid and legally binding obligation of ADC.

          (iv) No consent, approval or authorization of, or declaration or filing with, any governmental authority on the part of ADC is required as a condition to the valid execution, delivery or performance of this Agreement by ADC.


                                   ARTICLE IX

                             DEFAULT; FORCE MAJEURE

          9.01 Events of Default.

          (a) The following events shall be deemed to be an act of default by ADC under this Agreement (an "ADC Event of Default") regardless of the pendency of any bankruptcy, reorganization, receivership, insolvency or other proceeding which has or might have the effect of preventing ADC from complying with the terms of this Agreement:

          (i) Failure to pay any sums to be paid hereunder within thirty (30) days after the date the payment is due, provided that the sum shall have remained unpaid for (20) days after written notice of such failure has been given to ADC.

          (ii) Failure to comply with any term, provision, representation, warranty or covenant of this Agreement, other than the payment of money required to be paid hereunder, if such failure (x) reasonably can be cured and is not cured within ninety (90) days after written notice thereof or
     (y) reasonably cannot be cured within ninety (90) days after written notice thereof and ADC has not commenced to cure such failure within such period and thereafter proceeded with reasonable diligence and good faith to accomplish a cure; provided, however, all violations of federal, state and local environmental and/or safety laws and regulations that may have a materially adverse effect on the operations of the Energy Facility or the Manufacturing Facility or result in the imposition of material monetary penalties on Heinz must be cured in accordance with the requirements and within the timeframes of the applicable governmental law, regulations or agency.

          (iii) Filing, or consent to the filing of a petition for relief or reorganization or arrangement or any other petition in bankruptcy by ADC, for liquidation or to take advantage of any bankruptcy or insolvency law of any jurisdiction; or ADC shall make an assignment for the benefit of creditors; or ADC shall consent to the appointment of a custodian, receiver, trustee, or other officer with similar powers, for substantially all of ADC's property or be adjudicated insolvent; or an order for relief shall be entered against ADC in any case or proceeding for liquidation or reorganization or otherwise to take advantage of any bankruptcy or insolvency law of any jurisdiction, or ordering the dissolution, winding upon liquidation of all or any part of a ADC's property; or any petition for any such relief shall be filed against ADC and shall not be dismissed within sixty (60) days.

          (b) It shall be an act of default by Heinz (a "Heinz Event of Default") if at any time Heinz fails to (i) provide ADC with access to the Real Property or the Energy Facility or (ii) grant or comply with the licenses contemplated under Section 2.01 hereof, if such failure (x) reasonably can be cured and is not cured within ninety (90) days after written notice thereof or
(y) reasonably cannot be cured within ninety (90) days after written notice thereof and the Heinz has not commenced to cure such failure within such period and thereafter proceeded with reasonable diligence and good faith to accomplish a cure.

          9.02 Remedies.

          (a) Upon the occurrence of any ADC Event of Default and at any time thereafter so long as the same shall be continuing, Heinz may declare this Agreement to be in default. At any time thereafter, so long as ADC shall have not remedied all outstanding ADC Events of Default, Heinz may do one or more of the following with respect to any and all of the Real Property and the Energy Facility and the component parts thereof as Heinz in its sole discretion may elect to:

          (i) Proceed by appropriate court action or actions, either at law or in equity, to enforce performance by ADC of the applicable covenants and terms of this Agreement or to recover damages for the breach thereof;

          (ii) By notice in writing to ADC, terminate this Agreement, whereupon all rights of ADC under Section 2.01 and 2.02 shall absolutely cease and terminate as though this Agreement had never been made, and Heinz may demand that ADC, and ADC shall upon written demand of Heinz, return sole and exclusive custody and use of the Real Property and the Energy Facility promptly to Heinz; or Heinz, at its option may enter upon the premises and take immediate possession of the same by summary proceedings or otherwise, all without liability to ADC for or by reason of such entry or taking of possession, whether for the restoration of damage to property caused by such taking or otherwise.

     In addition, ADC shall be liable, except as otherwise provided above, for any and all unpaid Base Rent or Contingent Rent due hereunder before or during the exercise of any of the foregoing remedies and for all legal fees an other costs and expenses incurred by reason of the occurrence of any ADC Event of Default or the exercise of Heinz's remedies with respect thereto, including all costs and expenses incurred in connection with the return of the Real Property and the Energy Facility.

          (b) If Heinz shall have not have cured or commenced to cure any outstanding Heinz Event of Default within the time periods set forth in Section 9.01(b), ADC shall declare this Agreement to be in default and, by notice in writing to Heinz, terminate this Agreement, whereupon all obligations of ADC under this Agreement shall absolutely cease and terminate as though this Agreement had never been made. In connection with such termination, ADC shall pay to Heinz the Stipulated Loss Value applicable on the date of termination. Nothing in this Section 9.02(b) shall be deemed to preclude ADC from also proceeding by appropriate court action or actions to recover Damages incurred in connection with a Heinz Event of Default.

          The parties acknowledge that a Heinz Event of Default shall preclude ADC from bringing normal coal deliveries onto the Energy Facility for use in its operations. During the period from the occurrence of the Heinz Event of Default until a cure is completed or this Agreement is terminated, as the case may be, Heinz shall reimburse ADC for all additional costs and expenses ADC incurs by using natural gas instead of coal in its operation of the Energy Facility. Notwithstanding the foregoing, to the extent the Heinz Event of Default is cured within 72 hours of its initial occurrence, Heinz shall not be responsible for reimbursing ADC for that portion of its additional costs and expenses incurred by using natural gas instead of coal with respect to the production of steam under Steam Export Agreement. This right of ADC to reimbursement shall be in addition to the remedies listed in (i) and (ii) above.

          9.03 Force Majeure.

          (a) Effect. In the event that either party is rendered unable, by reason of an event of Force Majeure, to perform, wholly or in part, any obligation or commitment set forth in this Agreement, then, provided such party gives prompt written notice describing the particulars of such event, including, but not limited to, the nature of the occurrence and its expected duration, and continues to furnish monthly reports with respect thereto during the period of the Force Majeure, the obligations of both parties, except for obligations to pay money (including, without limitation, the Base Rent), shall be suspended to the extent and for the period of such Force Majeure condition; provided, however, that (a) the suspension of performance is of no greater scope and no longer duration than is required by the Force Majeure and (b) the party whose performance is being excused shall use its reasonable efforts to perform its obligations hereunder and remedy its inability to perform.

          (b) Termination for Force Majeure. If a Force Majeure continues which prevents either party from performing an obligation hereunder for more than six
(6) consecutive months, either party may terminate this Agreement upon thirty
(30) days prior written notice. Upon any such termination, ADC shall pay to Heinz the Stipulated Loss Value established for the termination date.

                                    ARTICLE X

                                    INSURANCE

          10.01 Insurance.

          (a) ADC shall maintain the following insurance with respect to the Energy Facility and ADC's performance under this Agreement:

          (i) Statutory Workers' Compensation Insurance covering ADC employees in full compliance with the Pennsylvania Workers' Compensation Act.

          (ii) Commercial General Liability Insurance including contractual liability and products/completed operations liability coverage with a combined single limit of $5,000,000 per occurrence.

          (iii) Automobile Liability Insurance covering all owned, hired and non-owned vehicles with a combined single limit of $5,000,000 per occurrence.

          ADC shall maintain all such insurance with insurers acceptable to Heinz. All such insurance shall contain a waiver of subrogation. The insurance described in subsection (a)(ii) and (iii) shall name Heinz as an additional insured. All deductibles shall be for the account of, and shall be payable by, ADC. Coverage under ADC's policy shall be deemed primary over any valid and collectible insurance that Heinz maintains. At the commencement of the Term and from time to time thereafter upon the expiration of any such certificate of insurance, ADC shall furnish Heinz with certificates of insurance evidencing the above coverages. Each such certificate shall contain a clause for notification of Heinz thirty (30) days before cancellation, reduction or change in coverage.

          (b) Heinz shall maintain the following insurance:

          (i) Statutory Workers' Compensation Insurance covering Heinz employees in full compliance with the Pennsylvania Workers' Compensation Act.

          (ii) All Risk Property and Boiler and Machinery Insurance covering the building and equipment of the Energy Facility on a replacement cost basis. Such insurance shall list ADC as an additional insured and Loss Payee (As Their Interest May Appear) and contain a Waiver of Subrogation.

          Heinz shall provide ADC with a Certificate of Insurance evidencing said insurance. For so long as the foregoing insurance is maintained by Heinz, ADC shall pay to Heinz $10,000 per annum in order to reimburse Heinz for its costs. Such amount shall be payable commencing on the Lease Commencement and thereafter on each anniversary thereof during the Term.

          (c) Application of Proceeds. The proceeds of any insurance received by Heinz on account of or for any loss or casualty in respect of the Energy Facility shall be applied as follows:

          (i) except as provided in Section 11.02, if the Energy Facility or component part thereof has been repaired, restored or replaced by ADC, such proceeds (or a portion thereof in the case of progress payments) shall be paid to ADC or at the direction of ADC, upon a written application signed by any authorized officer of ADC for the payment of, or to reimburse ADC for the payment of, or to pay for, the reasonable cost of repairing, restoring or replacing the Energy Facility or component part thereof so long as the restoration, replacement and repair parts become immediately subject to all of the terms and conditions of this Agreement. Heinz shall be entitled to any such proceeds exceeding the costs of such repair, replacement or restoration; or

          (ii) if this Agreement is terminated as a result of an Event of Loss, such proceeds shall be applied in accordance with Article XI.


                                   ARTICLE XI

                                  EVENT OF LOSS

          11.01 Event of Loss. If any Event of Loss with respect to the Energy Facility shall occur during the Term, ADC shall give to Heinz written notice (herein called a "Loss Notice") within one (1) business day after the occurrence thereof, which Loss Notice shall specify the circumstances resulting in such Event of Loss. ADC shall pay to Heinz, on the rent payment date on or next succeeding the date on which such Event of Loss occurred, in addition to the payment of the Base Rent or Contingent Rent otherwise due under Sections 3.03 and 3.04, the Stipulated Loss Value established for such rent payment date under Exhibit F hereto." Upon (and not until) payment of such Stipulated Loss Value and the payment of Base Rent and Contingent Rent then due, this Agreement shall terminate and no further Base Rent or Contingent Rent shall be payable for or in respect of the Energy Facility.

          11.02 Insurance Payments. Heinz shall be entitled to receive any proceeds of any claims for damage, property insurance or award received as a result of an Event of Loss.

          11.03 Application of Payments from Governmental Authorities for Requisition of Title. Heinz shall be entitled to receive any payments received by Heinz or ADC from any governmental authority or instrumentality or agency with respect to an Event of Loss.

                                   ARTICLE XII

                        RENEWAL ELECTION/PASSAGE OF TITLE

          12.01 Renewal Election. Not later than 90 days prior to the end of the initial Term, Heinz may deliver to ADC written notice of its election to renew this Agreement for a period of fourteen (14) years or less (the "Renewal Term") commencing upon expiration of the Term and subject to substantially the terms and conditions applicable to the initial Term, except that the Base Rent and Contingent Rent for the Renewal Term shall be established by negotiation of the Parties and the Stipulated Loss Value during the Renewal Term shall be zero. The Parties will then commence good faith negotiations to resolve any outstanding issues and renew this Agreement.

          12.02 Title on Termination. Upon expiration of this Agreement or any extension hereof for any reason whatsoever other than (x) Heinz's exercise of its rights under Section 9.02(a)(ii) or ADC's exercise of its rights under 9.02(b), (y) termination for Force Majeure under Section 9.03(b) or (z) the occurrence of an Event of Loss within the meaning of Section 11.01, all right, title and interest in and to the Energy Facility shall vest in ADC.

          12.03 Prepayment of Rent Obligations by ADC. At any time during the Term or any Renewal Term provided that termination of this Agreement is subsequent to, the termination of any and all contractual arrangements between Heinz and ADC relating to the Manufacturing Facility, ADC shall have the right to prepay its rent obligations under and terminate this Agreement upon (i) delivery of thirty (30) days prior written notice to Heinz, which notice shall state a date on which the termination is to become effective (the "Termination Date") and (ii) payment of the Stipulated Loss Value and any Base Rent or Contingent Rent payable as of the Termination Date. The Termination Date shall occur no less than 30 days after delivery of the foregoing notice to Heinz and payment of the amounts due under subsection (ii) above shall be made in immediately available funds on the Termination Date. Upon such payment, title to the Energy Facility will pass under Section 12.02.


                                  ARTICLE XIII

                                 INDEMNIFICATION

          13.01 Reciprocal General Indemnification.

          (a) Each Party, respectively, as indemnitor, will indemnify, defend and hold harmless the other Party and its officers, directors, employees, affiliates, agents and assigns, as indemnitees, from and against any and all losses, liabilities, damages, demands, claims, actions, judgments or causes of action, assessments, costs and expenses, including, without limitation, interest, penalties and reasonable attorneys' and accountants' fees, but excluding amounts described in Section 15.15 hereof (collectively, the "Losses") asserted against, resulting to, imposed upon or incurred or suffered by any such indemnitee as a result of, based upon or arising from, the failure by the indemnitor or its respective agents or employees to comply with any applicable law, rule, or regulation of any authority having proper jurisdiction, or the breach or nonfulfillment of any of the representations, covenants or agreements made by the indemnitor pursuant to this Agreement, excepting only such Losses as may be caused by the negligence or misconduct of any indemnitee or its respective agents or employees.

          (b) Notwithstanding any provision to the contrary set forth in this Agreement, in no event shall any party's liability for any and all Losses exceed the lesser of (i) all amounts paid by Heinz to ADC hereunder; or (ii) $2,500,000 (as adjusted during the Term for inflation based on the consumer price index), regardless of the form of action or legal theory under which liability may be asserted.

          13.02 Reciprocal Environmental Indemnification. Heinz and ADC, respectively, as indemnitor, will indemnify the other as indemnitee, and hold it, its officers, directors, employees, affiliates, agents and assigns as indemnitees, harmless from and against any and all investigation and remediation costs, losses, damages, fines, penalties, or expenses (excluding amounts described in Section 15.15 hereof), and liability suffered or paid as a result of any and all claims, demands, suits, causes of action, proceedings, judgments and liabilities, including, without limitation, reasonable attorney's fees, incurred or sustained by or against any such party with respect to or resulting from spill, discharge, emission, or release of any Hazardous Materials, if the spill, discharge, emission, or release is caused by indemnitor, its agents, employees, representatives, contractors or other person under the supervision of the indemnitor during the Term of this Agreement, or from any non-compliance with regulatory requirements for which a party was responsible under this Agreement. Notwithstanding any other provision of this Agreement to the contrary, Heinz shall further indemnify ADC and hold it, its officers, directors, employees, affiliates, agents and assigns harmless, from and against any and all investigations and remediation costs, and all losses, damages or expenses (excluding amounts described in Section 15.15 hereof), and liability suffered or paid as a result of any and all claims, demands, suits, causes of action, proceedings, judgments and liabilities, including, without limitation, reasonable attorneys' fees, incurred or sustained by or against ADC, its officers, directors, employees, affiliates, agents and assigns, with respect to or resulting from, spill, discharge, emission, or release or any Hazardous Materials, to, at, from, over, on, under, or above the Real Property and the Energy Facility if the spill, discharge, emission, or release occurs or results from acts or omissions (including failure to comply with applicable law) of Heinz, its agents, contractors, employees, representatives or other persons acting under the supervision of Heinz, occurring prior to the Lease Commencement Date. Regarding the matters that this Section 13.02 covers, the indemnification set forth in this Section 13.02 shall be the exclusive remedy. The indemnification provisions of Section 13.01 shall have no application to such matters.

          13.03 Duty to Defend.

          (a) Indemnitor, at its sole cost and expense, shall defend with counsel reasonably satisfactory to indemnitee, any claim, demand, suit, cause of action or proceeding covered by the indemnities set forth in Section 13.01 or
13.02. Indemnitor shall have the right to control the defense of any claim, demand, suit, cause of action or proceeding, provided that the indemnitor shall first confirm in writing to indemnitee that such claim is within the scope of the indemnities contained herein and that indemnitor shall pay all amounts required to be paid in respect of such claim, demand, suit, cause of action or proceeding. The indemnitee shall have the right, but not the obligation, at its sole cost and expense, to participate in the defense of any such claim, demand, suit, cause of action or proceeding. Indemnitee shall have the right at any time, by notice to indemnitor, to assume exclusive control of the defense of any claim, demand, suit, cause of action or proceeding at the sole cost and expense of indemnitor, if (a) indemnitor fails to diligently defend such claim, demand, suit cause of action or proceeding, (b) there is a conflict in the interests of indemnitor and indemnitee with respect to such claim, demand, suit, cause of action or proceeding or (c) at any time during the pendency of such claim, demand, suit, cause of action or proceeding, indemnitor shall disaffirm its responsibility for the claim involved. If the indemnitee assumes exclusive control of the defense of any claim, demand, suit, cause of action, or proceeding as set forth in the preceding sentence, the indemnitor shall pay all costs that may be incurred by the indemnitee in such defense. In addition, the indemnitor shall pay all costs that the indemnitee may incur in enforcing this indemnity, including without limitation reasonable attorneys' fees, within ten
(10) days after the request therefor.


          (b) Indemnitor shall have the right to settle any claim, demand, suit, cause of action, or proceeding which results only in the payment of money, Indemnitor shall have no right, without the prior written consent of indemnitee, to settle any claim, demand, suit, cause of action, or proceeding or settlement thereof, involves non-monetary obligations of indemnitee.

          (c) Notwithstanding the foregoing, in any case where the indemnification under Section 13.02 involves the remediation of the presence of Hazardous Materials, (i) if ADC is the Indemnitor, ADC and Heinz jointly shall decide upon the proper method of remediation of the Hazardous Materials, (ii) if Heinz is the indemnitor, Heinz shall solely decide upon the proper method of remediation of the Hazardous Material. If the indemnification involves an alleged violation of a Heinz Permit, regardless of the provisions of this
Section 13.03, Heinz in all cases shall control the defense of such alleged violation. In addition, ADC, as indemnitor, shall not be entitled to settle any environmental claim, demand, suit, causes of action, or proceeding in which a violation of environmental law or permit may be admitted or implied without the written consent of Heinz to such settlement.

          13.04 Survival. The provisions of this Article XIII shall survive the Term.

                                   ARTICLE XIV

                               EXPORT STEAM SALES

          14.01 Pittsburgh Thermal Steam Sales. Pittsburgh Thermal, L.P. ("Pittsburgh Thermal") owns and operates a district heating and cooling system that provides steam, chilled water and hot water service to customers in the 21st and 22nd Wards of the City of Pittsburgh. Pittsburgh Thermal's production plant is located approximately one-mile from the Manufacturing Facility. Given the proximity of the Manufacturing Facility and Pittsburgh Thermal plant, the Parties desire to exploit the business opportunity presented by a contractual arrangement under which ADC would agree to supply and Pittsburgh Thermal would agree to purchase certain quantities of steam that are available for export by the Energy Facility. Concurrently with the execution of this Agreement, ADC and Pittsburgh Thermal are proposing to enter into a certain agreement for the export and purchase of steam (the "Steam Export Agreement"). Execution and delivery of the Steam Export Agreement shall not be a condition precedent to the effectiveness of this Agreement.

          14.02 Construction of Export Pipeline. The steam to be purchased and sold under the Steam Export Agreement would be supplied to Pittsburgh Thermal by way of a newly-constructed pipeline (the "Export Pipeline") running from the Energy Facility to the Heinz property line in accordance with the plans to be developed by ADC and approved by Heinz. Provided that the Steam Export Agreement is executed and delivered as contemplated under Section 14.01, ADC (or, in ADC's discretion, Pittsburgh Thermal) shall undertake and pay all costs associated with the engineering, construction and all other work or approvals necessary in connection with the construction of the Export Pipeline. Heinz shall provide a staging area and all reasonable assistance, at ADC's expense, to facilitate such construction. ADC or its contractors shall perform the construction in a manner that will not disrupt the operations at the Manufacturing Facility.

          14.03 Energy Facility Modifications. Provided that the Steam Export Agreement is executed and delivered as contemplated under Section 14.01, ADC shall supply the capital and take, or cause to be taken by independent contractors retained by ADC, all actions related to plant modifications and upgrades that are required to export steam as contemplated by this Article XIV.

          14.04 Heinz Energy Requirements. The energy requirements of the Manufacturing Facility shall at all times be given priority by ADC when making commitments to supply export steam to Pittsburgh Thermal, and the Steam Export Agreement shall so provide. ADC shall maintain a high level of awareness of and coordinate plant operations with Heinz's service/schedule requirements.

          14.05 Assignment and Assumption of Steam Export Agreement. After a definitive Steam Export Agreement has been finalized and prior to the execution thereof, ADC shall deliver a copy of such document to Heinz for its review and comment. Provided that the terms and conditions of the Steam Export Agreement are reasonably acceptable to Heinz, the Parties shall enter into an agreement stating that upon any termination of this Agreement prior to the end of the Term (other than any termination caused by Force Majeure or an ADC Event of Default), ADC shall assign and Heinz shall assume all of ADC's rights and obligations under the Steam Export Agreement. In connection therewith, Heinz shall indemnify, hold harmless, and defend ADC from any and all claims, liens or charges of any nature whatsoever that arise out of a breach or nonfulfillment by Heinz of any of its representations, covenants, agreements or obligations under the Steam Export Agreement, and ADC shall indemnify, hold harmless and defend Heinz from any and all claims, liens or charges of any nature whatsoever that arise out of a breach or nonfulfillment by ADC prior to such assignment of any of its representations, covenants, agreements or obligations under the Steam Export Agreement.

          14.06 Export Steam Expenses. ADC shall be responsible for any and all expenses associated with the production, distribution or administration of export steam, including but not limited to emission fees, fuel, parasitic loads, maintenance and repair of the Export Pipeline.

                                   ARTICLE XV

                                  MISCELLANEOUS

          15.01 Governmental Notices. If either Party shall receive any notice from any governmental authority regarding the operation of the Energy Facility, it shall as soon as practicable deliver a copy of such notice to the other Party.

          15.02 Compliance with Law. Except as otherwise specified herein, each Party shall, at its own cost and expense, obey and comply with all laws, ordinances, rules, requirements, regulations and orders of the federal, state, county and city governments, or any of them, and of any and all of their departments and bureaus, or of any other competent authority, as they may pertain to the Energy Facility, to the protection and maintenance thereof, to the business operated therein, or the sanitary conditions thereof, or otherwise to the performance of either Party under this Agreement.

          15.03 No Partnership or Joint Venture. Nothing in this Agreement shall be construed as creating a partnership or joint venture between the Parties, or making either Party an agent or employee of the other Party. No employee of Heinz or ADC who renders any service hereunder shall be construed or deemed to be an employee of the other Party as a result thereof. Neither party shall have any authority, or represent that it has any authority, to bind the other party contractually.

          15.04 Emergency Response. If an Emergency arises with respect to the Real Property and/or Energy Facility, Heinz and ADC shall each have the right to take reasonable action to respond to it without first advising the other, provided that it advises the other Party of such action as soon thereafter as practicable.

          15.05 Severability. If, pursuant to a final, non-appealable judgment by a court of competent jurisdiction, any provision of this Agreement is found to be illegal, invalid or otherwise enforceable, such provision shall be construed to be deleted from this Agreement and the remainder of it shall remain in full force and effect as though such provision had not been included herein.

          15.06 Entire Agreement. This Agreement and all exhibits thereto constitute the entire and sole understanding of the Parties with respect to the matters covered hereby or by any transactions contemplated herein, and supersedes and cancels any and all oral or written prior agreements, understandings, statements and representations between the Parties with respect to the management and conduct of the Energy Facility.

          15.07 Waivers and Amendments. No waiver, modification or amendment of a term, condition or provision of this Agreement shall be valid or of any effect unless made in writing specifying with particularity the manner and extent of such waiver, modification or amendment, signed by the Party to be bound or its duly authorized representative. Any waiver by any Party of any default of the other shall not affect or impair any right arising from any subsequent default.

          15.08 Governing Law. This Agreement and the legal relations between the Parties shall be governed by and construed in accordance with the internal laws of the Commonwealth of Pennsylvania, without regard to conflict of law principles.

          15.09 Section Headings. Section headings are inserted herein for convenience only and are not to be construed as a part of this Agreement or as a limitation of the scope of the particular sections to which they refer.

          15.10 Binding Effect. This Agreement shall be binding upon and inure to the benefit of the respective Parties hereto, their respective successors and assigns.

          15.11 Estoppel Certificates. Each Party shall, from time to time, upon twenty (20) days prior written request by the other Party, execute, acknowledge and deliver to the other Party, or any other person, firm or corporation specified by such Party, a certificate signed by its authorized representative stating that (i) this Agreement is unmodified and in full force and effect, or if there have been modifications, that this Agreement is in full force and effect as modified, and setting forth such modifications; (ii) the dates to which any payments which are due hereunder have been made, (iii) stating that to the knowledge of the signer of such certificate no default exists hereunder or specifying each default of which the signer has knowledge, and (iv) stating that to the knowledge of the signer of such certificate that other Party has observed and performed all of the terms, covenants and conditions on its part to be performed, and if not, specifying the same.

          15.12 No Merger. There shall be no merger of this Agreement with any other estate in the Manufacturing Facility, the Real Property or Energy Facility by reason of the fact that the same person acquires or holds, directly or indirectly, this Agreement as well as any other estate in the facilities.

          15.13 Cooperation. The Parties hereto will cooperate with each other in every way carrying out the transactions contemplated by this Agreement, in obtaining any and all required approvals, consents, permits and authorizations, in filing the notification and reports, if any, which may be required, and in executing and delivering all documents, instruments and copies thereof as shall be reasonably agreed upon or as other Party may reasonably request for the purpose of carrying out the terms and conditions of this Agreement.

          15.14 Attorneys' Fees. In the event of any arbitration or judicial proceedings relating to this Agreement or the breach thereof, the prevailing Party shall be entitled to recover from the losing Party its reasonable costs, expenses and attorneys' fees.

          15.15 Limitation of Liability. NEITHER PARTY SHALL BE LIABLE FOR ANY LOST REVENUE, LOST PROFITS, OR OTHER INDIRECT, SPECIAL OR CONSEQUENTIAL DAMAGES, EVEN IF ADVISED OF THE POSSIBILITY OF SUCH DAMAGES, ARISING OUT OF ANY BREACH OF THIS AGREEMENT OR FAILURE TO PERFORM ITS OBLIGATIONS HEREUNDER.

          15.16 Notices. All notices, forms of approval and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in person by telegram, telex or other standard form of telecommunications and by certified mail, postage prepaid return receipt requested, addressed as follows:

                  (a)

                  If to Heinz to:
                                          James Vuksic
                                          Pittsburgh Factory Manager
                                          Heinz USA
                                          P.O. Box 57
                                          Pittsburgh, PA  15230
                                          Fax:  (412) 237-3590

                  With copies to:

                                          Ken G. Campbell
                                          General Manager Manufacturing
                                          Services
                                          Heinz USA
                                          P.O. Box 57
                                          Pittsburgh, PA  15230-0057
                                          Fax:  (412) 237-5541

                                          Senior Vice President
                                          General Counsel
                                          H. J. Heinz Company
                                          P.O. Box 57
                                          Pittsburgh, PA  15230
                                          Fax:  ( 412) 456-6102

                  (b)      If to ADC to:
                                          Alexis Tsaggaris, President
                                          DQE Energy Services
                                          One NorthShore Center
                                          Pittsburgh, PA  15212
                                          Phone:  (412) 322-6090
                                          Fax:  (412) 322-6085

                           With a copy to:
                                          Linda S. Ackerman, Esquire
                                          DQE, Inc.
                                          411 Seventh Avenue
                                          Pittsburgh, PA  15230-1930
                                          Phone:  (412) 393-6041
                                          Fax:   (412) 393-6605

or to such other address as one party may have furnished to the other in writing.

          15.17 Assignments. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by either Party without the prior written consent of the other, provided, however, that upon receipt of (i) an appropriate order from the Securities and Exchange Commission under Section 9(a)(2) of the Public Utility Holding Company Act of 1935, as amended or (ii) written confirmation reasonably acceptable to Heinz that such an order is not required, ADC shall assign this Agreement to a special purpose subsidiary of DQE Energy Services, Inc. that has been formed solely for the purpose of facilitating this transaction and any subsequent transactions with Heinz and its affiliates (the "Special Purpose Subsidiary"). After assignment, all such references to ADC herein shall be deemed to refer to the Special Purpose Subsidiary. Nothing contained herein, express or implied, is intended to confer on any person other than the Parties hereto and their respective successors and permitted assigns any rights, remedies, obligations or liabilities under or by reason of this Agreement. Notwithstanding the foregoing, Heinz may assign this Agreement to any subsidiary, parent company, or corporate affiliate of Heinz, or to any person or entity that (i) acquires the Manufacturing Facility; (ii) is reasonably acceptable to Energy Services or the Special Purpose Subsidiary; and
(iii) agrees to assume all of Heinz's rights and obligations under this Agreement.

          15.18 Executive Review. Either Heinz or ADC shall have the right at any time after good faith efforts have failed to resolve a dispute under this Agreement related to a material matter effecting the parties rights and obligations hereunder, to request review of such matter by the Executive Vice President of HNA Operations and the Chief Executive Officer of ADC. Heinz or ADC shall exercise its right to request executive review by providing a written notice to the other Party. The above-referenced executives shall meet within 30 days of date of such notice is delivered to the other Party, and shall engage in good faith efforts to resolve the deadlock. Within 30 days of such meeting, the executives shall provide notice to the Parties stating whether they have been able to resolve the deadlock and the nature of their decision if they have resolved the deadlock. Any such decision shall be binding on the Parties.

          15.19 Mediation. If a disagreement exists between the Parties concerning this Agreement, or a breach thereof, executive review under Section
15.18 is unsuccessful, and the continued failure to settle such disagreement is likely to have material adverse effect on any Party's rights and obligations under this Agreement, either Party may elect to submit the matter to mediation under the Commercial Mediation Rules of the American Arbitration Association. If either Party so elects, the other Party shall submit to mediation. The mediator shall not have the authority to impose a settlement on the Parties.

          IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the day and year first above written.

ATTEST:                                     HEINZ USA



By:                                         By:
Title:                                      Title:



ATTEST:                                     ALLEGHENY DEVELOPMENT
                                            CORPORATION

By:                                         By:
Title:                                      Title:



                                    EXHIBIT A

                             ENERGY FACILITY ASSETS

                            [December 31 Asset List]


                                   EXHIBIT A-1

                                 RETAINED ASSETS



Machine Shop, Pipe Shop, and Tin Shop equipment and services.
          Examples: Drill Press, Spot Welded, Sewer Snake, Lathe, Shear and Brake Work, Fire Line Repairs, etc.

Building Maintenance equipment and services.
          Examples: Power Hand Tools, Pressure Washers, Vacuum Cleaners, Snow Removal, etc.

Other equipment.
          Examples: Scissor Lift, Bucket Lift, Hand Trucks, Parker Filter Cart, Welders, Plasma Cutters, Pipe Bender/Threader, Instrument & Electrical Diagnostic/Calibration Equipment, Portable Pumps, Scaffolding, Picks & Ladders, etc.


                                   EXHIBIT A-2

                  STAND-BY EQUIPMENT TO BE REPAIRED OR REPLACED

                       Equipment DescriptionProjected Cost


1.  Heat recovery pump set
                                                                 $
                                                   10,426
2.  Turbine room sub-station
    batteries                                                    $
                                                   11,450
3.  Hotwell pump
                                                                 $
                                                    7,500
4.  Ash tumbler
                                                                 $
                                                   17,500
5.  Feedwater pump
                                                                 $
                                                   26,000
6.  Turbine room 4160 feeder
                                                                 $
                                                    9,788
7.  Boiler #1 grate
                                                                 $
                                                   21,648
8.  Turbine/Generator #2
    bearing                                                      $
                                                   18,572
9.  Case unloader
                                                                 $
                                                   28,600

                           Total                             $151,484



                                    EXHIBIT B

                          ENERGY FACILITY IMPROVEMENTS


Specific Improvement                                       Estimated
                                                             Cost

1. Rebuild underside of boilers.                           $ 400,000

2. Modify material handling system.                        $ 200,000

3. Boiler and turbine control system                       $ 665,000
   retrofit.

4. Air Emissions Control System.                          $1,200,000

5. Balance of plant and demolition.                        $ 200,000

6. Rebuild Turbine/Generator.                              $ 300,000

7. Contingency.                                            $ 145,000

8. Engineering and Construction                            $ 240,000
   Management.                                           -----------

          TOTAL ESTIMATE                                 $ 3,350,000


                                  EXHIBIT B-1

                              EXPORT IMPROVEMENTS


Specific Improvement


              Estimated Cost


9.  Convert Boilers #1 and #2 to spreader stokers.         $ 300,000

10. Upgrade material handling system.                      $ 200,000

11. Export reducing, desuperheating, and metering station. $  50,000

12.Contingency.                                            $  30,000

13.Engineering and Construction Management.                $  70,000

TOTAL ESTIMATE                                             $ 650,000



                                    EXHIBIT C
                    UTILITIES DEPARTMENT PERMITS-CERTIFICATES

          BOILERS

              OPERATING PERMITS



                                Pa. CERTIFICATES


                                    SERIAL #
             #1 C.E.          -3033609-000-00801



                                    25101B
             #2 C.E.          -3033609-000-00801



                                    25102B
             #3 B&W           -3033609-000-00802



                                    25119B
            #4 B&W           -3033609-000-00802



                                    25120B
            #5 B&W           -3033609-000-00802



                                    25121B
            #7 B&W           -3033609-000-00802



                                    25122B
            #8 Zurn          -3033609-000-00802



                                    186561B

            TITLE V  PERMIT (application)

            NITROGEN OXIDE EMISSIONS AGREEMENT NO. 211
            Allegheny County

            STORAGE TANK REGISTRATION
            Pa.
                        DIESEL TANK

                        NALCO CHEMICAL TANK

                        PRESSURE VESSEL CERTIFICATES




                                   Serial #
                        Air tank

                                     499535
                        Feedwater Heater

                                    214254

                        Condensate Tank

                                    079037

                       Air Tank

                                    219090

                       Flash Tank

                                    450860

                       After cooler

                                    499592

                       Air Tank

                                    519510

                       Deaerator

                                    499530

                       Air compressor

                                    499404


          PITTSBURGH FACTORY PERMITS

          CLEAR WATER DISCHARGE Pa.

          ALCOSAN INDUSTRIAL DISCHARGE PERMIT
          Allegheny County


          VOC EMISSIONS AGREEMENT NO. 247
          Allegheny County


                                    EXHIBIT D

                        BASE WAGE RATE/BASE SHIFT PREMIUM


                 Job Grade                    Rate (per hour)

                      1                         $11.585
                      2                         $11.765
                      3                         $11.945
                      4                         $12.125
                      5                         $12.305
                      6                         $12.485
                      7                         $12.665
                      8                         $12.845
                      9                         $13.025
                     10                         $13.205
                     11                         $13.385
                     12                         $13.565
                     13                         $13.745
                     14                         $13.925
                     15                         $14.105
                     16                         $14.285
                     17                         $14.465
                     18                         $14.645
                     19                         $14.825
                     20                         $15.005
                     21                         $15.185
                     22                         $15.365

Starting rate for new hires:                     $7.75



Shift Premiums and Overtime Premiums utilized for the purposes of this Agreement shall be those stated in the 1994 Collective Bargaining Agreement as in effect on the Lease Commencement Date.


                                    EXHIBIT F

                              STIPULATED LOSS VALUE